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                                                                   EXHIBIT 10.27


CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN DELETED AND MARKED WITH AN ASTERISK.

                             STARTEK PACIFIC, INC.,
                             MANUFACTURING AGREEMENT


     THIS STARTEK PACIFIC, LTD. MANUFACTURING AGREEMENT (the "Agreement") is made and entered into as of January 1, 1998 (the "Effective Date"), by and between StarTek Pacific, Ltd. Corporation ("StarTek Pacific"), a Colorado corporation, and Mentor Media PTE, Ltd., a Singapore corporation ("Mentor Media"). The parties acknowledge that Mentor Media Pacific, will perform the manufacturing services under this Agreement.

                                    RECITALS

     WHEREAS, StarTek Pacific and Mentor Media intend to create a formal relationship by which Mentor Media shall provide certain manufacturing services with respect to orders for StarTek Pacific software products.

     WHEREAS, the parties intend in this Agreement to set forth specific terms and conditions governing the performance of certain manufacturing services by Mentor Media for StarTek Pacific; and

     NOW, THEREFORE, in consideration of the covenants and conditions set forth below, the adequacy of which is agreed to and hereby acknowledged, the parties agree as follows:


                                    AGREEMENT

1. DEFINITIONS.

The following terms, whenever initially capitalized, shall have the following meanings for the purposes of this Agreement:

     (a) "BOM" shall mean the bill of materials document provided by StarTek Pacific to Mentor Media, which bill of materials identifies all components comprising a given Product or Product Component. BOMs may be modified in writing prospectively from time to time by StarTek Pacific at its sole discretion.

     (b) "CUSTOMERS" shall mean customers designated by StarTek Pacific, including StarTek Pacific internal customers and distribution vendors, to whom StarTek Pacific authorizes Mentor Media to deliver Product pursuant to the terms and conditions of this Agreement and the Statement of Work.

     (c) "DELIVERABLES" shall mean and include all code material, source material, software masters or replicative material or other such documented material, of any kind or description and in any form including compact disk, other disks or diskettes, tape, text or any electronic or other medium supplied by StarTek Pacific or at its direction. It does not include such materials if held under an independent contractual relationship with an OEM (original equipment manufacturer) which contract contains the requisite license. Nor does it include Products acquired for office purposes and used by Mentor Media in its offices.

     (d) "FACILITY" shall mean the manufacturing facility operated, owned, subcontracted or leased by Mentor Media, at *.

     (e) "FINISHED PRODUCT UNIT" shall mean fully packaged StarTek Pacific Product, which includes all requisite Product Components and StarTek Pacific software, ready for delivery to a Customer.

     (f) "INSOLVENT" shall mean a financial condition such as to make the sum of a party's debts greater than all of the party's assets, at fair valuation; or, when a party has incurred debts beyond that party's ability to pay such debts as they mature; or, when a party is engaged in a business or transaction for which the party has unreasonably small capital.


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     (g) "INTELLECTUAL PROPERTY" shall mean any and all trademarks, copyrights, patents and other proprietary rights comprising or encompassing a given Product.

     (h) "INVENTORY" includes Finished Product Units, work in process, Product Components or raw materials pertaining to the Products that contain StarTek Pacific software, trademarks, copyrighted material, logos or other proprietary materials.

     (i) "MANUFACTURE" OR "MANUFACTURING" shall mean the manufacture and supply of Product Components and assembly of Products as described in the Statement of Work.

     (j) "PRODUCTS LIST" shall mean a list provided to Mentor Media by StarTek Pacific from time to time that will list the Products to be manufactured by Mentor Media pursuant to the terms of this Agreement.

     (k) "PRODUCT(S)" shall mean the copyrighted and/or patented StarTek Pacific software products, including Product Components, StarTek Pacific software, and any associated documentation, packaging and other written materials, including, where applicable, the specified user documentation, which StarTek Pacific may request Mentor Media to Manufacture pursuant to this Agreement, by the issuance of a purchase order .

     (l) "PRODUCT COMPONENTS" shall mean each individual component listed on a BOM as comprising a Product, such as, for example, disks, polyvinyl disk baggies, documentation, boxes, *.

     (m) "STATEMENT OF WORK" shall mean the attached Exhibit A, including any modifications made thereto pursuant to Section 14(b).

     (n) "TERRITORY" shall mean *.

     (o) "UNACCOUNTED PRODUCTS" shall have the meaning as set forth in Section 9(e).


2. MANUFACTURING AND SERVICES.

     (a) GENERAL. Mentor Media hereby agrees to Manufacture Products on the Products List at the Facility pursuant to the terms and conditions set forth in this Agreement, including without limitation, the Statement of Work. Mentor Media shall not conduct Manufacturing at or from any location other than the Facility without StarTek Pacific's prior written approval. In the event of any conflict between the terms contained in this Agreement and terms contained in the Statement of Work, the terms contained in this Agreement shall control.

     (b) OTHER MANUFACTURING/SERVICES. In addition to Manufacturing services, the parties may identify other manufacturing and/or services to be provided under this Agreement through an addendum signed by the parties hereto.

     (c) INVENTORY. All of the Inventory shall at all times be held exclusively for assembly and delivery to Customers within the Territory as authorized by StarTek Pacific (or as otherwise authorized by StarTek Pacific in writing) and for no other purpose, use or disposition, except as may be directed in writing by StarTek Pacific. Mentor Media shall at all times cause the Inventory to be free and clear of any and all liens, encumbrances and other claims of its creditors. Mentor Media grants StarTek Pacific the option, assignable to any affiliated corporation, to acquire by purchase all of the Inventory (less Finished Product Units which have already been purchased by StarTek Pacific) upon * notice, and payment as would apply for unused Inventory in the case of termination as stated in Section 10, at the price set forth at in Exhibit B. At any time, upon StarTek Pacific's request, Mentor Media shall take all necessary steps and shall execute such documents as may be necessary or advisable under the local law where the Inventory is located, in order to effect the sale of such Inventory to StarTek Pacific, and to document StarTek Pacific, title to Inventory owned by StarTek Pacific. Use of Intellectual Property in any manner by Mentor Media after expiration or termination of this Agreement for any reason, whether or not incorporated in Inventory, shall be deemed to be in violation of StarTek Pacific's Intellectual Property rights and shall entitle StarTek Pacific to have all remedies provided by law or equity (including injunctive relief); provided, however, (i) this does not


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preclude Mentor Media from continuing to use in its offices StarTek Pacific.
Products legally acquired for that purpose; and (ii) it does not preclude Mentor Media's performance of independent contractual relationships with StarTek Pacific or an OEM (original equipment manufacturer) or other party, which contract contains the requisite StarTek Pacific product replication license.

     (d) AGREEMENT NOT TO SELL. Mentor Media acknowledges that, under the terms of this Agreement, that both during and after the term of this Agreement it has no rights within the licenses pertaining to software or other StarTek Pacific proprietary materials or Products which would allow Mentor Media to be a seller or distributor of any Products. Whenever requested by StarTek Pacific and from time to time, it will sign separate mutually acceptable agreements to this effect.

     (e) SAFE STORAGE AND *. Mentor Media agrees not to store any other goods near or in such relation to the Products or Product Components as to cause injury to those Products or Product Components through contamination by strong odors, leakage, or otherwise. *.

     (f) NON-EXCLUSIVITY. This Agreement is not an exclusive agreement. At all times StarTek Pacific shall have the right to appoint other parties to perform Manufacturing and other services for StarTek Pacific or Customers. Provided that Mentor Media would not be placed in breach of this Agreement, Mentor Media may contract with and conduct manufacturing services for other software companies.

     (g) FINANCIAL INFORMATION. Within * after Mentor Media learns that it has become or will become Insolvent, Mentor Media shall submit financial statements to StarTek Pacific in sufficient detail to allow StarTek Pacific to determine whether Mentor Media shall be capable of continuing to perform its obligations hereunder. The financial statements shall include, but shall not be limited to, balance sheets and related statements of income and retained earnings and statements of changes in financial condition. To the extent those statements are audited, the audit report of the certified public accountant performing the audit shall also be made available to StarTek Pacific.

     (h) RETURN OF DELIVERABLES. Mentor Media will have possession of Deliverables and replicable material for certain Products and other property for purposes of the replication to be done under this Agreement. Upon termination of this Agreement and at any early time whenever requested by StarTek Pacific to do so, Mentor Media shall immediately deliver, at StarTek Pacific's cost, to StarTek Pacific all of such Deliverables (provided that in no event shall such a request by StarTek Pacific for Mentor Media's return of the Deliverables prejudice Mentor Media's right to full performance by StarTek Pacific under this Agreement), replicable materials and all and any other StarTek Pacific proprietary materials ever received by it and it shall not retain any copy or original of the same in any way whatsoever.

     (i) QUALITY REQUIREMENTS. Mentor Media shall ensure that in performing its obligations under this Agreement, it shall operate in accordance with the quality guidelines as posted on Microsoft's Website, which can be found at * and as set forth in the Statement of Work for all of the work that Mentor Media performs for StarTek Pacific.

     (j) PRODUCTION. Mentor Media covenants and agrees to meet StarTek Pacific's demands for Product related to the Territory, as such demands may be adjusted from time to time. Additional measurement procedures may be implemented as mutually agreed upon by StarTek Pacific and Mentor Media.

     (k) NON-CONFORMING PRODUCT. Mentor Media shall promptly replace and deliver, within * from notification, at no charge to StarTek Pacific or its Customers, any non-conforming Product if any delivery of Product, or any portion of it, to any Customer fails to meet the quality standards specified in the Statement of Work. In the event StarTek Pacific, Inc. determines that a Product recall is necessary due to a breach of Mentor Media's warranties hereunder, or due to a manufacturing defect, Mentor Media shall cooperate with StarTek Pacific in all respects to conduct such recall at Mentor Media's expense; provided that if Mentor Media has given prior notice of the possible defect and recommended against delivery and the Product is nonetheless delivered at StarTek Pacific's direction, or if the recall is necessary because of a StarTek Pacific error, the recall on account of that defect shall be at StarTek Pacific's expense, but Mentor Media shall still cooperate with it, and in such a case, StarTek Pacific shall reimburse Mentor Media for the costs of Manufacturing the replacement Products.


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3. PRICE AND PAYMENT.

     (a) GENERAL. StarTek Pacific and Mentor Media agree that Mentor Media shall be compensated for the Manufacturing services pursuant to the Price and Payment terms and conditions set forth in Exhibit B. StarTek Pacific shall be liable for payment to Mentor Media for raw materials and Finished Product Units that have been purchased and/or built in support of the * purchase order(s) issued by StarTek Pacific. *. All payments due by StarTek Pacific to Mentor Media under this Agreement shall be * from StarTek Pacific's receipt of an invoice from Mentor Media. Any undisputed payment that is overdue for more than *, shall thereafter bear interest at an annual rate of * per anum *.

     (b) QUANTITY. The quantity of Product to be used in calculating StarTek Pacific's obligation to pay Mentor Media with regard to any particular purchase order shall be the lesser of (1) the number of Finished Product Units delivered to a Customer in response to such purchase order, or (2) the quantity indicated on the original purchase order.

     (c) *.

     (d) TAXES. In the event income taxes are required to be withheld by StarTek Pacific on payments to Mentor Media required hereunder, StarTek Pacific agrees to provide Mentor Media with reasonable notice in advance of the first such withholding, and StarTek Pacific may deduct such income taxes from the amounts owed and timely pay such taxes, when required, to the appropriate taxing authority. StarTek Pacific shall in turn promptly secure and deliver to Mentor Media an official receipt for any income taxes withheld. StarTek Pacific agrees to pay all applicable goods and services or other applicable consumption taxes (other than income taxes) levied on it by a duly constituted and authorized taxing authority on the Manufacturing services. To the extent required by any such taxing authority, Mentor Media may collect such taxes, if any, from StarTek Pacific and, in such case, shall remit to StarTek Pacific official tax receipts indicating that such taxes have been collected by Mentor Media and remitted to the appropriate tax authorities, to the extent such receipts are available, and Mentor Media shall show such taxes as separate line items on invoices to StarTek Pacific. Mentor Media agrees to take such steps as are reasonably requested by StarTek Pacific to minimize such taxes in accordance with all relevant laws and to cooperate with and assist StarTek Pacific in challenging the validity of any taxes applicable to the Manufacturing services and collected from StarTek Pacific by Mentor Media or otherwise paid by StarTek Pacific. Except as required by law or where expressly agreed to, in writing, by StarTek Pacific pursuant to Exhibit B, StarTek Pacific shall not pay any taxes other than those described above, including, without limitation (1) taxes on or with respect to or measured by any net or gross income or receipts of Mentor Media, (2) any franchise taxes, taxes on doing business, gross receipts taxes or capital stock taxes (including any minimum taxes and taxes measured by any item of tax preference), (3) any taxes imposed or assessed for work performed without the written authorization by StarTek Pacific after the date upon which this Agreement is terminated, (4) taxes based upon or imposed with reference to Mentor Media's real and personal property ownership, (5) taxes incurred by Mentor Media on all goods and services purchased from other related or unrelated parties, and/or (6) any taxes similar to or in the nature of those taxes described in (1), (2), (3), (4) or (5) above. Mentor Media agrees to make available to StarTek Pacific any and all records necessary to comply with any and all tax obligations as provided herein, including but not limited to reports necessary for goods and services tax compliance and audit purposes. The contents and form of such reports shall be mutually agreed to between the parties.

     (e) CURRENCY FOR INVOICING AND PAYMENT. Mentor Media shall invoice StarTek Pacific for the Prices in United States Dollars. All payments made by StarTek Pacific to Mentor Media for Products delivered hereunder shall be in United States Dollars. In computing the * payment due for Manufacturing services and in rendering invoices, Mentor Media shall make automatic regular adjustments from the * in accordance with the process outlined in the Statement of Work.


4. LICENSE GRANT.


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     (a) GENERAL. In order to allow Mentor Media to perform its Manufacturing as required hereunder during the term of this Agreement, StarTek Pacific grants Mentor Media a non-exclusive, non-transferable, personal, limited license right to the Intellectual Property for each Product:

          (1) to procure, reproduce and/or Manufacture the Product Components based upon the applicable BOM(s) and purchase orders delivered by StarTek Pacific pursuant to the Statement of Work;

          (2) to assemble the Product Components into Finished Product Unit(s) in accordance with the written instructions and BOM(s) delivered by StarTek Pacific including the right to reproduce and manufacture any StarTek Pacific software and documentation specified in the BOM(s) as necessary to build the Finished Product Unit(s); and

          (3) to deliver the Finished Product Unit(s) to Customers in accordance with the Statement of Work.

     (b) LICENSE RESTRICTIONS. Mentor Media shall not (i) in any way modify any Products or Intellectual Property without obtaining, in advance, the express written permission of StarTek Pacific; (ii) reproduce, manufacture, or distribute any Product or Intellectual Property except pursuant to the terms of this Agreement or pursuant to a separate legal contractual arrangement, which contains a valid StarTek Pacific license or authorization to do same; or (iii) reverse engineer, decompile, or disassemble any Products or Intellectual Property. Notwithstanding the foregoing, Mentor Media may physically disassemble those Product Components that do not consist of software or hardware solely for the purpose improving Product assembly and/or quality. No other product or informational piece, including without limitation flyers, literature, documentation and advertising, may be bundled with any Products without the prior written consent of StarTek Pacific. All rights not expressly granted herein, without limitation, are reserved by, and shall exclusively inure to the benefit of, StarTek Pacific.


5. SUBCONTRACTING.

     (a) TO THIRD PARTIES. Mentor Media shall not subcontract any of its rights or obligations under this Agreement, with respect to Manufacturing, except as follows:

          (1) Prior to any subcontractor performing any such services for Mentor Media under this Agreement, Mentor Media and its subcontractor shall enter into a written agreement ("Subcontractor Agreement") that expressly provides that StarTek Pacific is a third party beneficiary of the Subcontractor Agreement with rights to enforce such agreement should Mentor Media fail to timely do so; that StarTek Pacific at its sole discretion, reserves the right to evaluate the Subcontractor, either in person or in written form; and further that requires Subcontractor to:

          (a) comply with the applicable obligations identical to those imposed on Mentor Media under Sections 2, 4(b), 6(a), 7(a)(1),
        8,9,10(c),11,12,15(k), 15(l)and Exhibit A of this Agreement, and

          (b) halt reproduction of Product(s) as required under this Agreement or upon notice from Mentor Media or StarTek Pacific of the termination or expiration of this Agreement, and

          (c) pay StarTek Pacific's attorneys' fees if StarTek Pacific employs attorneys to enforce any rights arising out of the Subcontractor Agreement; and

          (2) Mentor Media guarantees its subcontractor's fulfillment of the applicable obligations imposed on Mentor Media by this Agreement; and

          (3) Mentor Media shall indemnify, defend and hold StarTek Pacific harmless for all damages and/or costs of any kind, including without limitation, those incurred by StarTek Pacific and caused by a breach of the Subcontractor Agreement by a subcontractor and/or subcontractor's failure to fulfill of the applicable obligations imposed on Mentor Media by this Agreement, including, but not limited to, Mentor


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     Media's payment of any monetary judgments awarded to StarTek Pacific by a court of competent jurisdiction and any costs and fees relating thereto, not paid by subcontractor, resulting from subcontractor's unauthorized replication and/or distribution of Product(s) in accordance with the Subcontractor Agreement; and

          (4) Upon execution of this Agreement and thereafter prior to a subcontractor performing any services under this Agreement, Mentor Media shall provide StarTek Pacific with a written certification, signed by a Mentor Media officer, representing and warranting that Mentor Media is in compliance with the provisions of Section 5 of this Agreement; and

          (5) StarTek Pacific in its reasonable discretion, will provide an approved * supplier list as seen in Exhibit E which may be updated by StarTek Pacific from time to time. If a supplier used by Mentor Media as a subcontractor is removed from such list by StarTek Pacific, StarTek Pacific acknowledges that Mentor Media may not be able to immediately discontinue use of subcontractor. In such case, subject to other rights and obligations of enforcement as set forth in the Agreement, StarTek Pacific and Mentor Media will mutually agree to a transition plan.

StarTek Pacific will not execute a separate agreement with any of Mentor Media's subcontractors, unless Mentor Media is in breach of this agreement.

     (b) RIGHTS PASS THROUGH. It is the intention of this section that Mentor Media be able to subcontract in *, provided Mentor Media fully maintains quality standards and protects StarTek Pacific's property rights in StarTek Pacific's Intellectual Property and Deliverables such that, in addition to StarTek Pacific's recourse to Mentor Media under this Agreement, StarTek Pacific shall also have rights enforceable directly against the subcontractor. The responsibility and liability of Mentor Media under this Agreement is not diminished on account of any subcontract and Mentor Media shall be fully responsible for the subcontractor's performance and work.

     (c) EXPORT RESTRICTIONS. Mentor Media hereby agrees that in subcontracting portions of the Manufacturing to third parties pursuant to Section 5(a) or (b) above, Mentor Media shall not, directly or indirectly, export or transmit (i) any Product Component, Product and/or technical data or (ii) any Product (or any part thereof), process, or service that is the direct product of a Product, to
(a) any countries that are subject to U.S. export restrictions (including as of the Effective Date, but not limited to, Cuba, Iran, Iraq, Libya, North Korea, Sudan and Syria); (b) any end-user whom Mentor Media knows or has reason to know will utilize such Product Component, Product and/or technical data in the design, development or production of nuclear, chemical or biological weapons; or
(c) any other country to which such export or transmission is restricted by the export control laws and regulations of the United States, and any amendments thereof, without prior written consent, if required, of the Bureau of Export Administration of the U.S. Department of Commerce, or such other governmental entity as may have jurisdiction over such export or transactions, unless StarTek Pacific specifically directs Mentor Media in writing to do so.

     (d) INDEMNIFICATION. If Mentor Media delivers Product(s) to a Customer specified by StarTek Pacific or at StarTek Pacific's direction, StarTek Pacific agrees to indemnify Mentor Media for any consequent indirect violation of the export restrictions described in subsection 5(c) above.

     (e) ENFORCEMENT. Mentor Media agrees that it will diligently and timely enforce all rights against or obligations of any subcontractor(s) in order to enforce compliance with the applicable terms of this Agreement and/or to otherwise cure a subcontractor breach.


6. REPRESENTATIONS & WARRANTIES.

     (a) BY MENTOR MEDIA. Mentor Media represents and warrants to StarTek Pacific as follows:

          (1) Mentor Media has full right and power to enter into and perform according to the terms of this Agreement and doing so does not violate any agreement between it and any third party;


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          (2) the Manufacturing, including any portion done by any subcontractor as contemplated in Section 5, will strictly comply with all applicable laws, as well as the terms and conditions of this Agreement, including without limitation the Statement of Work;

          (3) the Products (including the raw materials, reproduction quality, Product Components and Finished Product Unit quality) will satisfy the quality workmanship standards and service levels set forth in the * and Statement of Work and Mentor Media shall further protect StarTek Pacific's property rights in StarTek Pacific's Intellectual Property and Deliverables from unauthorized use within the scope of this Agreement;

          (4) Mentor Media shall at all times comply with its commitments and obligations as stated in this Agreement;

          (5) Mentor Media's performance of Manufacturing, pursuant to the rights granted under this Agreement, does not infringe any third party's patent, copyright, trade secret and/or any other intellectual property right with respect to Mentor Media's replication, assembly, and/or distribution processes;

          (6) Mentor Media will, at all times relevant to this Agreement, keep any and all license agreement with third parties relevant to Manufacturing the Products in force and in good standing; and

          (7) Mentor Media shall promptly replace, at no charge to StarTek Pacific or the Customers, any non-conforming Products, and all transportation, customs, and/or taxes relating thereto, if any delivery of Products to StarTek Pacific or Customers, or any portion of it, breaches the warranties of Section 6(a). In the event StarTek Pacific determines that a Product recall is necessary, Mentor Media shall cooperate with StarTek Pacific in all respects to conduct such recall at Mentor Media's expense, provided that if the recall is necessary because of a StarTek Pacific error, the recall on the account of that defect shall be at StarTek Pacific's expense, but Mentor Media shall still cooperate with it, and in such a case, StarTek Pacific shall reimburse Mentor Media for the costs of producing and distributing the replacement Products.

          (8) All equipment, products, systems and processes utilized by Mentor Media in providing the Manufacturing services including without limitation all hardware, software and networks will be fully and effectively "Year 2000 Compliant".

               (9) YEAR 2000 COMPLIANCE.

                    (A) In this Section 6(a)(9), the expression "Year 2000 Compliant" (and like expressions) shall mean that no operational, financial, data transmission, communication or process is affected or interrupted by dates prior to, during or after the Year 2000, and in particular, but without prejudice to the generality of the foregoing that:

                         (i) No value for current date will cause any
interruption in operation;

                         (ii) All manipulations of time related data will
produce the required results for all valid data values prior to, during and after the Year 2000;

                         (iii) If the date elements in interfaces and data
storage specify the century, they will permit specifying the correct century either explicitly or by unambiguous algorithms or inferencing rules; and where any date element represented without a century, the correct century shall be unambiguous for all manipulations involving that element;

                         (iv) Year 2000 must be recognized as a leap year.

                    (B) YEAR 2000 COMPLIANCE PLAN. Mentor Media shall at its expense develop and submit to StarTek Pacific by _______________, a Year 2000 compliance plan (mail to:Y@K% Plan) which will include, inter alia, audits of all relevant operational, financial, information, data transmission, communication processes and systems of mentor Media which are utilized in performing the Services, as well as the inter-operation


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and inter-dependence of these systems with the systems of any of Mentor Media's first-tier suppliers,(for purposes of this Section, Mentor Media Inc. shall be deemed to be first-tier supplier of StarTek Inc) approved sub-contractors of StarTek Authorized Replicators, which Y2K Plan shall identify non-Year 2000 Compliant elements; the corrective action plan which StarTek will implement to ensure that such non-Year 2000 Compliant items are made Year 2000 Compliant, or, where such items cannot be made Year 2000 Compliant, the alternative manual processes to be implemented to ensure that the Services being provided by Mentor Media are not interrupted or affected. Mentor Media shall at its own expense contract the services of a reputable independent third-party auditor (the "Independent Auditor") to validate that Mentor Media has prepared the Y2K Plan, and that Mentor Media is executing the Y2K Plan in accordance with its terms so as to ensure the uninterrupted performance by Mentor Media of the Services.

                    Mentor Media undertakes at its expense as follows:

                         (i) By September 1, 1998, Mentor Media shall provide
StarTek Pacific with that portion of its January, 1998, Independent Auditor's report regarding Year 2000 Compliance. Further, Mentor Media shall provide StarTek Pacific with its detailed internal status report regarding Year 2000 Compliance and submitted its Y2K Plan to StarTek Pacific for review.

                         (ii) By October 1, 1998, Mentor Media shall update and
submit to StarTek Pacific for review its updated internal status report regarding Year 2000 Compliance.

                         (iii) By January 5, 1999, Mentor Media shall provide
StarTek Pacific with that portion of its January, 1999, Independent Auditor's report regarding Year 2000 Compliance. Further, Mentor Media shall update and submit to StarTek Pacific for review its updated internal status report regarding Year 2000 Compliance.

                         (iv) By April 1, 1999, Mentor Media shall update and
submit to StarTek Pacific for review its updated internal status report regarding Year 2000 Compliance. In the event Mentor Media fails to submit its updated status report, Mentor Media shall submit to StarTek Pacific for review a report from the Independent Auditor detailing Mentor Media's adherence to the Y2K Plan. Mentor Media shall then commence system and manual process testing by not later than April 1, 1999.

                         (v) By July 1, 1999, Mentor Media shall update and
submit to StarTek Pacific for review its updated internal status report regarding Year 2000 Compliance. In the event Mentor Media fails to submit its updated status report, Mentor Media shall submit to StarTek Pacific for review a report from the Independent Auditor detailing Mentor Media's adherence to the Y2K Plan and confirming that all systems and processes have been implemented and fully tested and shown to be Year 2000 Compliant by not later than this date.

                         (vi) In each quarterly business review ("QBR") with
StarTek Pacific, Mentor Media shall notify StarTek Pacific of any issues relating to its Year 2000 Compliance and provide an update on the status of its Year 2000 Compliance. Additionally, the parties shall participate in a conference call approximately once per month (or at such other times as the parties may mutually agree) to address any Year 2000 Compliance issues.

                    (C) StarTek Pacific may at any time, on giving twenty-four
(24) hours' notice to Mentor Media, cause and audit to be undertaken of the Y2K Plan by StarTek Pacific's nominated independent auditors to evaluate Mentor Media's compliance with the Y2K Plan and the provisions of this Section. If at any time a report from the Independent Auditor or from Startek Pacific's auditors reveals, or it is otherwise revealed or apparent, that Mentor Media has failed to execute and comply with the Y2K Plan or is otherwise in breach of the terms of this Section, then Mentor Media shall be deemed to be in breach of this Agreement, in which case, StarTek Pacific may forthwith immediately by notice in writing terminate this Agreement. Any interruption in the provision of the Services or in StarTek Pacific's business prior to, during or after the year 2000 which is due to a non-Year 2000 Compliance of any relevant operational, financial, information, data transmission, communication process or system of Mentor Media, which are utilized in performing the Services, or any inter-operation or inter-dependence of these systems with the systems of any of Mentor Media's first-tier suppliers, approved sub-contractors or StarTek Pacific Authorized Replicators, shall constitute a breach by Mentor Media of its obligations under this Agreement.


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     (b) BY STARTEK PACIFIC. StarTek Pacific, hereby represents and warrants to
Mentor Media as follows:

          (1) StarTek Pacific has the full and exclusive right and power to enter into and perform according to the terms of this Agreement;

          (2) StarTek Pacific has and will have, at all relevant times, sufficient rights in the Products to grant Mentor Media the rights granted in this Agreement;

          (3) that at all times relevant to this Agreement, StarTek Pacific will keep any and all license agreements with third parties relevant to the reproduction and manufacture of the Products in force and in good standing; and

          (4) that any and all software and Intellectual Property provided by StarTek Pacific to Mentor Media for incorporation into the Products will be exportable into the countries where StarTek Pacific requests it be delivered.

     (c) DISCLAIMER OF WARRANTY. THE WARRANTIES SET FORTH IN SECTIONS 6(a) AND 6(b) ABOVE ARE THE ONLY WARRANTIES MADE BY THE PARTIES AND ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, OR STATUTORY, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE PRODUCTS.


7. INDEMNIFICATION.

     (a) INDEMNITY. *

     (b) SURVIVAL. Mentor Media and StarTek Pacific agree that the indemnities set forth in this Section 7 shall survive and shall be enforceable beyond the termination or completion of this Agreement.

     (c) LIMITATION ON LIABILITY MENTOR MEDIA'S TOTAL LIABILITY AS TO MATTERS ARISING UNDER THIS AGREEMENT SHALL BE LIMITED TO THE GREATER OF * OR THE TOTAL AMOUNTS PAID UNDER SECTION 3 OF THIS AGREEMENT, WITH THE EXCEPTION THAT MENTOR MEDIA'S LIABILITY SHALL BE UNLIMITED AS TO: (i) ANY INDEMNIFICATION OBLIGATION FOR PERSONAL INJURY, DEATH OR PROPERTY DAMAGE TO THE EXTENT SUCH CLAIM IS BASED UPON STRICT LIABILITY, NEGLIGENCE, GROSS NEGLIGENCE, INTENTIONAL ACT OR OTHER FAULT OF MENTOR MEDIA OR ITS SUBCONTRACTOR(S); (ii) ANY MATTER ARISING UNDER
SECTION 8 OF THIS AGREEMENT; (iii) FOR THE COST OF ANY RECALL INCLUDING THE COST OF PRODUCING REPLACEMENT PRODUCT(S); (iv) ANY FAILURE TO RETURN ANY DELIVERABLES AS IS OTHERWISE PROVIDED FOR IN THIS AGREEMENT; OR (v) ANY COPYRIGHT, PATENT, TRADEMARK OR TRADE SECRET INFRINGEMENT(S) (ALL OF THE FOREGOING BEING COLLECTIVELY REFERRED TO AS THE "MENTOR MEDIA EXCLUDED MATTERS"). STARTEK PACIFIC, INC.'S TOTAL LIABILITY AS TO MATTERS ARISING UNDER THIS AGREEMENT SHALL ALSO BE LIMITED TO THE GREATER OF * OR THE TOTAL AMOUNTS PAID UNDER SECTION 3 OF THIS AGREEMENT, EXCEPT FOR ANY MATTERS ARISING UNDER SECTION 8 OF THIS AGREEMENT. EXCEPT WITH REGARD TO MENTOR MEDIA EXCLUDED MATTERS (WHICH TERM FOR THE PURPOSES OF THIS SENTENCE SHALL NOT INCLUDE ANY LIABILITY AS TO RECALL), NO PARTY HERETO SHALL BE LIABLE TO ANOTHER FOR ANY INDIRECT, CONSEQUENTIAL, PUNITIVE OR INCIDENTAL DAMAGES ARISING OUT OR RELATED TO THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THE OTHER PROVISIONS OF THIS AGREEMENT RELY UPON THE INCLUSION OF THIS SECTION 7(c).


8. CONFIDENTIALITY.

     (a) GENERAL. Each party expressly undertakes to retain in confidence the terms of this Agreement and the Agreement itself, along with all information and know-how transmitted to or otherwise received by each party that the disclosing party has identified as being proprietary and/or confidential or that, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as proprietary and/or confidential (collectively, "Confidential Information"), and will make no use of such Confidential Information except under the terms and during the existence of this Agreement. Notwithstanding the foregoing, any party may disclose the terms of this Agreement to its outside legal and financial advisors with whom such party has a confidential relationship and who are obligated to retain such information in confidence, in the ordinary course of business. In addition, no party shall have an obligation to maintain the confidentiality of information that (i) it received rightfully from an unaffiliated third party prior to its receipt from the disclosing party;
(ii) the disclosing party has disclosed to an unaffiliated third party without any obligation to maintain such information in confidence; or (iii) is independently developed by the obligated party. Further, each party may disclose Confidential Information as required by governmental or judicial order, provided such party gives the disclosing party prompt written notice prior to such disclosure, and complies with any protective order (or equivalent) imposed on such disclosure, and provides the disclosing party the option of either seeking a protective order or having its Confidential Information be subject to the same protective orders as may apply to information of the party subject to the governmental or judicial order. No party shall disclose, disseminate or distribute any other party's Confidential Information to any third party without the other's prior written permission. Each party's obligation under this Section 8 shall extend to the earlier of such time as the information protected hereby is in the public domain through no fault of the obligated party or five (5) years following termination or expiration of this Agreement. Each party shall take all reasonable steps to ensure that their employees (and in the case of Mentor Media, also its subcontractors) comply with this Section 8(a).

     (b) FACILITY TOURS. StarTek Pacific acknowledges that customers and potential customers of Mentor Media may tour the Facility. StarTek Pacific agrees that any casual viewing during such a tour of Products that StarTek Pacific has already commercially released does not violate Section 8(a) above. *. In the event that StarTek Pacific reasonably believes that additional security measures are necessary, StarTek Pacific will notify Mentor Media, and the parties will implement additional mutually agreeable security procedures for so long as necessary.


9. RISK OF LOSS.

     (a) GENERAL. Risk of loss for all Finished Product Units, which are the subject of this Agreement, together with all Product Components (including the associated raw materials), shall remain with Mentor Media except as otherwise provided in this Section 9. Mentor Media shall take all reasonable precautions to protect StarTek Pacific property against loss, damage, theft or disappearance while in its care, custody or control.

     (b) TRANSIT RISKS. Risk of loss for Product(s) or Product Components in transit shall remain at all times with Mentor Media unless and until acceptance of Finished Product Units is made by a StarTek Pacific or Customer directed carrier.

     (c) ON PREMISES RISK. Mentor Media shall be responsible for all risk of loss or damage to all StarTek Pacific property while located at Mentor Media's or its subcontractor's facilities. Mentor Media shall be responsible for the full amount of the loss or damage and shall reimburse StarTek Pacific for such loss or damage. Reimburseable amount for any loss or damage shall be as set forth in Section (d) below.

     (d) REIMBURSABLE AMOUNT. Mentor Media shall reimburse StarTek Pacific for any loss or damage to Finished Product Units as follows:

          (1) Mentor Media shall reimburse StarTek Pacific for the * as established by StarTek Pacific for any loss or damage to Finished Product Units, except loss or damage resulting from theft, Mentor Media's negligence or willful acts, or any Unaccounted Product(s);

          (2) Mentor Media shall reimburse StarTek Pacific for * as established by StarTek Pacific, for any loss to Finished Product Units resulting from theft, the negligence or willful acts of Mentor Media, or any Unaccounted Product(s).

     (e) UNACCOUNTED PRODUCT(S). Mentor Media shall be liable for and shall reimburse StarTek Pacific for any Unaccounted Product(s) that is as reported in the * build reports provided to StarTek Pacific or as determined upon physical inventory/audit conducted pursuant to Section 11 of this Agreement. "Unaccounted Product(s)" shall be defined as the number of *. Mentor Media shall also be liable for Unaccounted Products of its subcontractor(s).

     (f) SALVAGE. At all times, and regardless of whether Mentor Media or its insurers are required to compensate StarTek Pacific for property losses as provided for in this section, StarTek Pacific shall retain sole rights to salvage for damaged Products. Mentor Media shall not surrender damaged goods to carriers, insurers, other parties or for destruction or disposal without first obtaining the written consent of StarTek Pacific.

     (g) *.


10. TERM AND TERMINATION.

     (a) DURATION. The term of this Agreement shall commence on the Effective Date and terminate on June 30, 2001 (the "Term").

     (b) EARLY TERMINATION AND DEFAULT. StarTek Pacific may terminate this Agreement immediately upon notice if Mentor Media: (i) fails to strictly comply with Section(s) 4 or 8 of this Agreement, (ii) makes or attempts to make an assignment in violation of Section 15(a) of this Agreement, or (iii) experiences an Insolvency Event of Default, as defined below. In addition to the foregoing, StarTek Pacific or Mentor Media may terminate this Agreement without cause with
* notice in writing. The rights and remedies provided herein to the parties shall not be exclusive and are in addition to any other rights and remedies provided by law. In the event a non-defaulting party in its discretion elects not to terminate this Agreement, such election shall not be a waiver of any claims of that party for a default(s). Further, the non-defaulting party may elect to leave this Agreement in full force and effect and to institute legal action against the defaulting party for specific performance and/or damages suffered by such party as a result of the default(s). For purposes of this Agreement, an "Insolvency Event of Default" shall be deemed to have occurred in the event the applicable party fails to formally dismiss the Insolvency Event of Default within * after commencement of any of the following proceedings: (x) any party admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors; (y) any affirmative act of insolvency by any party or the filing by or against any party of any petition or action under any bankruptcy, reorganization, insolvency arrangement, liquidation, dissolution or moratorium law, or any other law or laws for the relief of, or relating to, debtors; or (z) the subjection of a material part of any party's property to any levy, seizure, assignment or sale for or by any creditor, third party or governmental agency.

Notwithstanding the foregoing, StarTek Pacific may, at its sole discretion, immediately terminate this Agreement if, due to Mentor Media's lack of diligence, Mentor Media engages in or permits its subcontractor(s) to engage in the unauthorized replication and/or distribution of Product(s). Mentor Media will diligently attempt to prevent any unauthorized replication and/or distribution of Product(s) by Mentor Media employees or any subcontractor and will cooperate fully with StarTek Pacific to that end. StarTek Pacific may, at its sole discretion, immediately terminate Mentor Media's right to subcontract the replication and/or assembly of Product(s), in accordance with Section 5 of this Agreement, if StarTek Pacific determines that Mentor Media's subcontractor is or has been involved in the unauthorized replication and/or distribution of Product(s) or any third party products.

     (c) OBLIGATIONS UPON TERMINATION/EXPIRATION OF THIS AGREEMENT. Within *, or earlier as noted, after termination or expiration of this Agreement, Mentor Media shall do all of the following:

          (1) deliver to StarTek Pacific any Finished Product Units built against a StarTek Pacific purchase order, but not yet delivered, at the Prices set forth in Exhibit B. Mentor Media shall destroy all other Finished Product Units and shall, upon request of StarTek Pacific issue a letter certifying that such destruction has taken place.

          (2) Mentor Media shall, at StarTek Pacific's election, either deliver to StarTek Pacific or destroy any other unused Inventory (excluding Finished Product Units), as designated by StarTek Pacific. StarTek Pacific's payment obligation for such unused Inventory shall be in accordance with Exhibit B.

          (3) Subject to payment as set forth in Exhibit B, Mentor Media shall, at StarTek Pacific's request, provide StarTek Pacific the opportunity to purchase any other Product Components owned by Mentor Media (excluding unused Inventory).

          (4) Mentor Media immediately shall deliver to StarTek Pacific any StarTek Pacific. Deliverables and any Confidential Information not covered by the foregoing. Mentor Media shall not retain any copy or original of any StarTek Pacific. Deliverable or Confidential Information in any way or form whatsoever.

Mentor Media shall work with StarTek Pacific to terminate the Manufacturing in an orderly manner in the event of the termination of this Agreement. Use of Intellectual Property in any manner by Mentor Media after expiration or termination of this Agreement for any reason, whether or not incorporated in Inventory, shall be deemed to be in violation of StarTek Pacific's Intellectual Property rights and shall entitle StarTek Pacific to have all remedies provided by law or equity (including injunctive relief); provided, however, this does not preclude Mentor Media from continuing to use Products properly acquired outside of this Agreement in accordance with the applicable license.

     (d) EFFECT OF DEFAULT. If there is a Default, the parties shall have all rights and remedies provided in this Agreement or otherwise available under law as limited by this Agreement.

     (e) SURVIVAL. Sections 2(d), 6, 7, 8, 10 and 11 shall survive termination or expiration of this Agreement.


11. RECORD KEEPING AND AUDIT REQUIREMENTS.

     (a) RECORD KEEPING REQUIREMENTS. During the term of this Agreement, Mentor Media agrees to keep all usual and proper production and delivery records and books of account and all usual and proper entries relating to Mentor Media's (and any subcontractor's) performance of this Agreement for a minimum period of
* from the date they are created. Such records, books of account, and entries shall be kept in accordance with generally accepted accounting principles.

     (b) DOCUMENTATION. During the term of this Agreement, Mentor Media agrees to provide StarTek Pacific with any and all information, as mutually agreed upon between the parties, that StarTek Pacific determines necessary for tax compliance and statutory reporting purposes. The information required will include, but may not be limited to, the data shown on Exhibit D. Unless StarTek Pacific indicates otherwise, Mentor Media shall provide such information in an electronic format, at an agreed upon quarterly deadline. StarTek Pacific shall specify the data requirements and make every reasonable effort to assist Mentor Media in designing the report format. All information should be based on the StarTek Pacific fiscal year-to-date basis (beginning on July 1). Such report shall also cover Mentor Media's subcontractor(s). StarTek Pacific reserves the right to modify the form of such reports by providing Mentor Media with written notice of any such modifications.

     (c) AUDIT. Notwithstanding the foregoing provisions, upon * written notice if StarTek Pacific reasonably believes a breach is occurring under this Agreement (with such notice specifying the alleged breach) and otherwise upon reasonable notice as agreed upon between the parties (but in no event shall such reasonable notice exceed * and Mentor Media shall not unreasonably delay or withhold its agreement), StarTek Pacific may cause an audit to be made of Mentor Media's (and any applicable subcontractor's) books and records, and/or an inspection of replication, assembly, and distribution locations, including the Facility, in order to verify Mentor Media's compliance with the terms of this Agreement and to verify financial reports issued by Mentor Media. This right of audit extends beyond the termination of this Agreement for a period of *. Any such audit shall be made by an independent certified public accountant selected by StarTek Pacific (other than on a contingent fee basis) and/or a StarTek Pacific internal audit team. Any audit and/or inspection shall be conducted during regular business hours at Mentor Media's (or any applicable subcontractor's) offices. Mentor Media agrees to provide StarTek Pacific's designated audit or inspection team access to relevant Mentor Media records and all replication and/or assembly locations. Any such audit shall be paid for by StarTek Pacific unless material discrepancies are disclosed. *. If material discrepancies are disclosed, Mentor Media agrees to pay StarTek Pacific for the costs associated with the audit. No unauthorized duplication or replication of Product will be permitted. Mentor Media shall be liable for any Unaccounted Product discrepancies in an amount equal to *. "Unaccounted Product(s)" shall be defined as the number of Finished Product(s) Units that the audit and/or inspection determines have been replicated and assembled by Mentor Media and/or one of Mentor Media's subcontractors, but (i) have not been properly delivered in accordance with the terms of this Agreement, (ii) are not in Mentor Media's inventory, and/or (iii) have not been properly destroyed. Mentor Media shall also be liable for Unaccounted Products of its subcontractor(s). Mentor Media's obligation to pay StarTek Pacific for Unaccounted Product(s) shall not be StarTek Pacific's exclusive remedy and is in addition to any other rights and remedies StarTek Pacific may have as provided by law or this Agreement.

     (d) FACILITY INSPECTIONS. StarTek Pacific may cause an inspection to be made, with at least * prior notice, of the Facility to verify that Mentor Media and/or any subcontractor is providing Manufacturing in compliance with the terms of this Agreement. Any inspection conducted pursuant to this Section 10(d) shall be conducted during regular business hours at the Facility. Mentor Media agrees to provide StarTek Pacific's designated inspection team access to relevant records and the Facility. Mentor Media may designate a representative to accompany the inspector or inspectors, and it may reasonably restrict access from specific areas containing confidential information of Mentor Media or its other customers. If material discrepancies from the provisions of this Agreement are disclosed, Mentor Media agrees to implement agreed-upon corrective action. Nothing herein shall preclude StarTek Pacific from exercising any other rights or remedies it has under law or other provisions of this Agreement.

     (e) CONFIDENTIALITY. Notwithstanding the foregoing, Mentor Media may edit its books and records to protect confidential information of Mentor Media that is unrelated to the subject of a StarTek Pacific record review, or to protect confidential information of Mentor Media's customers.

     (f) PROFIT & LOSS STATEMENTS. Mentor Media agrees to provide StarTek Pacific with * (as determined by StarTek Pacific) profit and loss statements and other financial statements for a particular Facility at StarTek Pacific's request, in each instance within * after such request.

     Without any limitations and on as many occasions as StarTek Pacific chooses to do so, Mentor Media shall permit the audit by StarTek Pacific or its designated agents or accountants, of all of the records in support of the * financial reports given or required to be given during the term of this Agreement subject to subsection (e) above. This right of audit extends beyond the termination of this Agreement for a period of *.


12. EXPORT RESTRICTIONS.

     Mentor Media shall not, directly or indirectly, export or transmit (i) any Product Component, Product and/or technical data or (ii) any Product (or any part thereof), process, or service that is the direct product of a Product, to
(a) any countries that are subject to U.S. export restrictions (including, but not limited to, Cuba, Iran, Iraq, Libya, North Korea, Sudan and Syria); (b) any End-User whom Mentor Media knows or has reason to know will utilize them in the design, development or production of nuclear, chemical or biological weapons; or
(c) any other country to which such export of transmission is restricted by the export control laws and regulations of the United States, and any amendments thereof, without prior written consent, if required, of the Bureau of Export Administration of the U.S. Department of Commerce, or such other governmental entity as may have jurisdiction over such export or transactions, unless StarTek Pacific specifically directs Mentor Media in writing to do so.

Mentor Media shall indemnify, defend and hold StarTek Pacific harmless from any Claims arising from or related to any failure by Mentor Media to comply with this Section 12. In addition, if Mentor Media delivers Product(s) to a Customer specified by StarTek Pacific or at StarTek Pacific's direction, StarTek Pacific agrees to indemnify Mentor Media for any consequent indirect violation of the export restrictions described in subsection 12 above.

13. NOTICES AND PRINCIPAL CONTACTS.

     All notices, authorizations, and requests in connection with this Agreement shall be deemed given on the day they are sent by air express courier, charges prepaid; and addressed as follows:

    MENTOR MEDIA:          Mentor Media Pacific Inc.
                           Attn: *
                           *
                           *
    Telephone:             *
    Fax:                   *

    With a copy to:

                           Mentor Media General Counsel


    Telephone:
    Fax:

    STARTEK PACIFIC,       StarTek Pacific, Ltd.
    INC.:                  111 Havana
                           Denver, CO 80010
                           Attn: *
    Telephone:             *
    Fax:                   *




    With a copy to:        Law & Corporate Affairs




    Telephone:
    Fax:


or such other person or address as each party, respectively, so designates by written notice to the other parties.


14. ENTIRE AGREEMENT AND MODIFICATIONS.

     (a) ENTIRE AGREEMENT. This Agreement, including all exhibits hereto, constitutes the entire agreement between Mentor Media and StarTek Pacific with regard to the subject matter hereof and merge all prior and contemporaneous communications. The Statement of Work, as may be modified pursuant to Section 14(b) below, is a part of this Agreement for all purposes.

     (b) STATEMENT OF WORK. The Statement of Work may be modified as follows: each modification must be approved by StarTek Pacific and Mentor Media, and such approval must be documented with a confirming e-mail or other written communication between authorized representatives of the two parties. In addition, if StarTek Pacific deems it necessary and appropriate, it shall prepare on a * basis an updated version of the Statement of Work incorporating all modifications made since the prior update and clearly setting forth the "Date of Revision" on the front page. StarTek Pacific shall circulate each such update to Mentor Media. The most current revised version of the Statement of Work that has been circulated in this manner to the parties, together with subsequent modifications documented pursuant to this Section 15(b) shall constitute the Statement of Work for the purposes of this Agreement. Mentor Media shall maintain and make available to StarTek Pacific upon request copies of all of its documentation regarding modifications to the Statement of Work. For purposes of this Agreement, references to Statement of Work includes any agreed modification even if prior to the quarterly incorporation of such changes.

     (c) AMENDMENT. This Agreement may be amended only in writing signed by authorized representatives of both parties. Notwithstanding the foregoing, StarTek Pacific reserves the right to change, by * prior notice to Mentor Media, any policies of StarTek Pacific.

     (d) OTHER. Except as provided in this Section 14, the provisions of this Agreement may be modified only by written instrument signed by duly authorized representatives of StarTek Pacific and Mentor Media.

15. GENERAL.

     (a) PROHIBITION AGAINST ASSIGNMENT. Except as expressly provided in this
Section 15(a), no party may assign its rights or obligations under this Agreement (by actual assignment or by operation of law, including without limitation through a merger, consolidation, exchange of shares, or sale or other disposition of assets, including disposition on dissolution), without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, this is a contract for personal services and StarTek Pacific, Inc. relies upon the qualifications, reputation and expertise of Mentor Media to perform all obligations hereunder. In particular, StarTek Pacific relies upon Mentor Media's history of performance over more than * of operation,

     (b) CONTROLLING LAW. This Agreement shall be construed and controlled by the laws of the State of Washington, and Mentor Media consents to jurisdiction and venue in the state and federal courts sitting in the State of Washington. Process may be served on any party in the manner set forth in Section 13 for the delivery of notices or by such other method as is authorized by Washington law or court rule.

     (c) NO PARTNERSHIP/JOINT VENTURE/AGENCY/FRANCHISE. This Agreement shall not be construed as creating a partnership, joint venture, employer-employee or agency relationship or as granting a franchise.

     (d) SEVERABILITY. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect.

     (e) ATTORNEYS' FEES. If any party employs attorneys to enforce any rights arising out of or relating to Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees, costs and other expenses.

     (f) WAIVER. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

     (g) SECTION HEADINGS. The Section headings used in this Agreement are intended for convenience only and shall not be deemed to supersede or modify any provisions.

     (h) GOVERNMENTAL APPROVALS. Each party shall, at its own expense, obtain and arrange for the maintenance in full force and effect of any and all governmental approvals, consents, licenses, authorizations, declarations, filings, and registrations as may be necessary or advisable for the performance of all of the terms and conditions of this Agreement.

     (i) FORCE MAJEURE.

          (1) Except as otherwise provided in this Section 15(i), neither party shall be in default by reason of any failure in performance of this Agreement, if such failure arises out of causes beyond the control and without the fault or negligence of the involving party including, but not restricted to, acts of God, acts of the Government, fires, floods, epidemics, quarantine restrictions, strikes, lock-outs, freight embargoes and unusually severe weather. This Section shall also apply to Mentor Media's contractors where a contractor's failure arises out of the same causes, except insofar as Mentor Media could have reasonably been expected to obtain contractor supply from alternate sources.

          (2) Mentor Media shall give a written notice to StarTek Pacific within
     * after Mentor Media becomes aware of any circumstances or event which may reasonably be anticipated to cause or constitute, or which constitute a force majeure as described in Section 15(i)(1), above. Such notice shall contain a detailed description of the delay and of the affected portion of the Agreement. Within a further * after such notice, Mentor Media shall deliver a detailed written description of the work-around plan, alternative sources, and any other reasonable means that Mentor Media shall, at its own cost, use to prevent such further delay.

          (3) If the delivery of any Products shall be delayed by reason of force majeure for more than * beyond when delivery was scheduled, StarTek Pacific may upon written notice to Mentor Media with respect to the undelivered Products, either terminate any or all this Agreement hereunder. In the event of such termination, the parties shall comply with their obligations as specified in Section 10.

     (j) EXHIBIT(S). The following exhibits, as amended from time to time, are incorporated into this Agreement by this reference ("Exhibit(s)"):

         EXHIBIT          DESCRIPTION
         A                Statement of Work
         B                Price and Payment Terms
         C                Insurance
         D                Required Tax Information
         E                Approved Subcontractor List

     All references to the "Agreement" are references to this Agreement and all Exhibits, all as amended from time to time. To the extent that any provision contained in any Exhibit is inconsistent or conflicts with this Agreement exclusive of the Exhibits, the provisions of this Agreement (exclusive of the Exhibits) shall control.

     (k) PRESS RELEASES/PUBLICITY. Mentor Media shall not issue any new press releases or publicity that may relate or refer to this Agreement. Any press statements shall only be released by joint agreement of the parties, except as legally required by the SEC or NYSE. Mentor Media shall not use the name "StarTek Pacific, Ltd." or "StarTek Pacific, Inc. " in any advertisements. Mentor Media may, however, with the prior written consent of StarTek Pacific use the name "StarTek Pacific" in brochures, written response to requests for client lists as part of Requests for Proposals, Requests for Information, etc. Mentor Media may also use the name "StarTek Pacific Ltd." or "StarTek Pacific, Inc. " in verbal client presentations.

     (l) INSURANCE. Prior to the commencement of the Manufacturing services to be performed hereunder and throughout the entire period of performance by Mentor Media, Mentor Media shall procure and maintain the insurance coverage set forth in Exhibit C. Such insurance shall be in a form and with insurers acceptable to StarTek Pacific and shall comply with the minimum requirements set forth in Exhibit C.


IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above. All signed copies of this Agreement shall be deemed originals.

STARTEK PACIFIC, Ltd.                           Mentor Media International, Inc.

/s/ Michael W. Morgan                           /s/ Wong Yat Foo
-------------------------------------           --------------------------------

By                                              By
Michael W. Morgan                               Wong Yat Foo
-------------------------------------           --------------------------------
Name (Print)                                    Name (Print)

President and Chief Executive Officer           Managing Director
-------------------------------------           --------------------------------
Title                                           Title

September 24, 1998                              September 24, 1998
-------------------------------------           --------------------------------
Date                                            Date

State of CO       )
                  ) ss:
County of Weld    )

     I certify that I know or have satisfactory evidence that Michael Morgan is the person who appeared before me, and said person acknowledged that (he/she) signed this instrument, on oath stated that (he/she) was authorized to execute the instrument and acknowledged it as the CEO of STARTEK PACIFIC, Ltd. to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

     Dated: September 24, 1998
           -------------------


                                             /s/ Ruth Jenkins
                                            -----------------------------------
                                                 Notary Public

     [Seal or Stamp]                             Ruth Jenkins
                                            -----------------------------------
                                                 [Printed Name]
                                            My appointment expires May 17, 2001
                                                                   ------------

__________________  )
                    ) ss:
County of ________  )

     I certify that I know or have satisfactory evidence that ____________________________ is the person who appeared before me, and said person acknowledged that (he/she) signed this instrument, on oath stated that (he/she) was authorized to execute the instrument and acknowledged it as the ______________________ of Mentor Media, Inc. to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

     Dated:
            --------------



                                           -------------------------------------
                                                       Notary Public

     [Seal or Stamp]
                                           -------------------------------------
                                                       [Printed Name]
                                            My appointment expires
                                                                  --------------

                                    EXHIBIT A

                                STATEMENT OF WORK


                                    Ex. N-1

                                    EXHIBIT B

                             PRICE AND PAYMENT TERMS



                                    Ex. N-2

                                    EXHIBIT C

                                    INSURANCE

This Exhibit "C" is a continuation of that certain Manufacturing Agreement dated _______________ between STARTEK PACIFIC, Ltd ("StarTek Pacific") and Mentor Media, Inc. ("Mentor Media"). Capitalized terms not otherwise defined in this Exhibit shall have the same meaning as set forth in the Agreement to which this document is an Exhibit.

1. INSURANCE

Prior to the commencement of the work to be performed hereunder and throughout the entire period of performance by Mentor Media. Mentor Media shall procure and maintain insurance coverage as will reasonably respond to claims and liabilities that Mentor Media may encounter in the course of its business. Such insurance shall be in a form and with insurers acceptable to StarTek Pacific and shall comply with the following minimum requirements:

     1.1 INSURANCE FOR LOSS OR DAMAGE TO PROPERTY. Mentor Media shall maintain policies of insurance covering loss or damage to Products and any StarTek Pacific property in its possession or control, including but not limited to loss or damage that results from the fraudulent, dishonest, or criminal acts of Mentor Media, its subcontractors, or employees of Mentor Media and its subcontractors. Such policies shall be written with insurers and on policy forms reasonably acceptable to StarTek Pacific and shall provide limits adequate to cover the full value of Product(s) at risk, and proceeds of such policies shall be payable in Singapore currency (SGD) or United States currency (USD). Mentor Media shall cause its insurers to endorse the policies as follows:

     a) StarTek Pacific shall be named as loss payee to the extent of StarTek Pacific's interest in Product(s),

     b) coverage provided by the policy shall be primary to and not contributory with coverage maintained by StarTek Pacific

     c) rights of subrogation against StarTek Pacific are to be waived, and

     d) such policy may not be canceled or materially altered to the detriment of StarTek Pacific without

     * advance notice to StarTek Pacific.

Coverage under this policy shall provide the broadest protection available at reasonable cost.

Upon request Mentor Media shall provide StarTek Pacific with a current certificate of insurance and certified copies of policy endorsements evidencing compliance with the requirements set forth in this section.

     1.2 COMPREHENSIVE GENERAL LIABILITY. Mentor Media shall obtain and maintain a policy of "general", "public", or "commercial" liability insurance written on an "occurrence form" with limits of not less than * each occurrence for bodily injury and property damage. The policy shall provide coverage for worldwide defense, premises and operations, contractual liability (including specifically the insurable contractual liability assumed in this Agreement), and products and completed operations.

     Mentor Media shall also obtain and maintain a policy of "general", "public", or "commercial" liability insurance written on an "occurrence form" with limits of not less than * each occurrence for bodily injury and property damage. Such policy shall provide coverage for defense, premises and operations, contractual liability (including specifically the insurable contractual liability assumed in this Agreement), and products and completed operations.

     1.3 WORKERS' COMPENSATION. Mentor Media shall at all times comply to the full extent with the Worker's Compensation Act of 1985, reenactments thereof, and any regulations made thereunder.

     1.4 EMPLOYERS LIABILITY. Mentor Media, in addition to complying with the provisions of section 1.3 above, shall maintain coverage for employers liability with a policy limit of not less than *.


                                    Ex. N-3

     1.5 CERTIFICATES OF INSURANCE. Upon request by StarTek Pacific, Mentor Media shall provide to StarTek Pacific certificates of insurance evidencing full compliance with the insurance requirements contained herein. Such certificates shall be kept current throughout the entire period of performance, and shall provide for at least * advance notice to StarTek Pacific, Inc. if the coverage is to be canceled or materially altered so as not to comply with the foregoing requirements.

     FAILURE BY MENTOR MEDIA, TO FURNISH CERTIFICATES OF INSURANCE OR FAILURE BY STARTEK PACIFIC TO REQUEST SAME SHALL NOT CONSTITUTE A WAIVER BY STARTEK PACIFIC OF THE INSURANCE REQUIREMENTS SET FORTH HEREIN. IN THE EVENT OF SUCH FAILURE ON THE PART OF MENTOR MEDIA OR ITS SUBCONTRACTORS TO PROVIDE THE CERTIFICATES AS REQUIRED HEREIN, STARTEK PACIFIC EXPRESSLY RESERVES THE RIGHT TO ENFORCE THESE REQUIREMENTS, AND IN THE EVENT OF LIABILITY OR EXPENSE INCURRED BY STARTEK PACIFIC AS A RESULT OF SUCH FAILURE BY MENTOR MEDIA OR ANY SUBCONTRACTOR, MENTOR MEDIA HEREBY AGREES TO INDEMNIFY STARTEK PACIFIC FOR ALL LIABILITY AND EXPENSE (INCLUDING REASONABLE ATTORNEY'S FEES AND EXPENSES ASSOCIATED WITH ESTABLISHING THE RIGHT TO INDEMNITY), INCURRED BY STARTEK PACIFIC AS A RESULT OF SUCH FAILURE BY MENTOR MEDIA OR ITS SUBCONTRACTORS.


                                    Ex. N-4

                                    EXHIBIT D

                            REQUIRED TAX INFORMATION

During the term of this Agreement, Mentor Media agrees to provide StarTek Pacific with such information, as mutually agreed upon between the parties, that StarTek Pacific determines necessary for tax compliance and statutory reporting purposes. Such information shall include, but may not be limited to the following:

         A listing of all transactions, showing for each invoice:

         - Invoice Number

         - Date of Invoice

         - Purchase Order Number(s)

         - Total Charges Before GST

         - GST

         - Total Amount Due

The data provided in electronic format should agree with the information shown on actual invoices issued to StarTek Pacific.

If there are any transactions that are exempt from GST or are zero-rated for GST purposes, such transactions should be reported separately (but the information required will still be listed as set forth above, except that the GST amount will be zero).



                                    Ex. N-5